UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 14, 2005

MICRO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-06523	33-0569235
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Goodyear, Irvine, California 92618

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (949) 837-3700

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

In a presentation to investment analysts, Micro Therapeutics, Inc. (the “Company”) announced that it had been notified by the U.S. Food & Drug Administration that its Solo stent product for the treatment of large or wide-neck aneurysms has received designation as a Humanitarian Use Device. Prior to being able to market the Solo stent product in the U.S., the Company will be required to obtain a Humanitarian Device Exemption.

Item 8.01 Other Events.

On February 14, 2005, a court in the United Kingdom issued an order approving an interim settlement agreement between the Company and certain related parties, and The Regents of the University of California and Boston Scientific Limited (the “Patent Holders”) relating to an action by the Company seeking declaratory relief from the enforcement of European Patent (UK) No. 0 803 230 B1 (the “Patent”), which relates to delivery catheters, against the Company in the United Kingdom. As previously disclosed in the Company’s periodic reports filed under the Securities Exchange Act of 1934, the Company initiated a legal action in the United Kingdom in January 2003 that sought a declaration that the Patent was invalid, and that the Company’s products do not infringe the Patent. The Patent is the U.K. designation of the same patent that was found by a Dutch court in October 2003 to be invalid, as discussed in more detail in the Company’s periodic reports. The Patent Holders counterclaimed in the U.K. for alleged infringement of the Patent by the Company.

The terms of the interim settlement provide that the infringement claim against the Company is dismissed and that the Patent Holders must diligently pursue their application to surrender the Patent with the Comptroller of Patents. If the Patent has not been surrendered by March 7, 2005, the Company is entitled to pursue additional proceedings to have the Patent revoked. In addition, the Patent Holders are required to pay the Company’s costs associated with the action, which includes interest at the Bank of England base rate, currently 4.75%, plus 1% from the date of invoice for such costs through February 14, 2005 and 8% thereafter. As an interim payment for such costs, the Patent Holders have agreed to pay £250,000 by February 28, 2005 and an additional £250,000 by March 28, 2005, which equates to an aggregate of approximately $930,000 based on the February 14, 2005 exchange rates. The parties will continue discussions regarding the payment by the Patent Holders of the remaining litigation costs incurred by the Company in such litigation. As a result of the interim settlement, the Company anticipates that it will no longer be involved in litigation in the U.K. No assurance can be given that no other litigation involving the Company may arise in the U.K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRO THERAPEUTICS, INC.

February 16, 2005	/s/ Thomas C. Wilder
Thomas C. Wilder, III, President and
Chief Executive Officer